EXHIBIT 11



                        SHOWPOWER, INC. AND SUBSIDIARIES
                     COMPUTATION OF INCOME PER COMMON SHARE
                        (In Thousands, Except Share Data)


                                                              Three Months                       Six Months
                                                             Ended June 30,                    Ended June 30,
                                                     ---------------------------       -------------------------------
                                                         1999             1998             1999                1998
                                                     ----------       ----------       ----------           ----------
Net income (loss)                                    $      298       $     (754)      $     (450)          $     (669)

Weighted average
    shares outstanding                                3,293,075        2,113,074        3,293,075            2,013,074

Dilutive effect after application
    of treasury stock method

    Restricted shares                                   101,194             -                -                   -

Shares used in calculating
    diluted income per share                          3,394,269        2,113,074       $3,293,075            2,013,074

Basic net income (loss) per share                    $     0.09       $    (0.36)      $    (0.14)          $    (0.33)

Diluted net income (loss) per share                  $     0.09       $    (0.36)      $    (0.14)          $    (0.33)